UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 23, 2012

KOSMOS ENERGY LTD.

(Exact Name of Registrant as Specified in its Charter)

Bermuda	001-35167	98-0686001
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Clarendon House 2 Church Street Hamilton, Bermuda	HM 11
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +1 441 295 5950

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01             Entry into a Material Definitive Agreement

Revolving Credit Facility and Guarantee

On November 23, 2012, Kosmos Energy Ltd. (the “Company”) and certain of its subsidiaries entered into a $300 million revolving credit facility agreement (the “RCF”), with Standard Chartered Bank, as Facility Agent and a lender, and BNP Paribas, as Security and Intercreditor Agent and a lender, and certain other financial institutions listed as lenders therein. On November 23, 2012, the Company and certain of its subsidiaries also entered into a deed of guarantee and indemnity (the “Guarantee”) with BNP Paribas, as Security and Intercreditor Agent on behalf of the other beneficiaries listed therein, pursuant to which such subsidiaries have agreed to guarantee the Company’s obligations under the RCF and certain other debt that may be incurred by the Company. The proceeds of any draw under the RCF will be used for general corporate purposes. The RCF and the Guarantee are governed by English law.

Size of Facility. The total size of the RCF will be $300 million, with $260 million of commitments initially being available to the Company upon signing and an additional $40 million of commitments being available if the lenders under the RCF choose to increase their commitments or if commitments from new financial institutions are added.

Guarantee. Pursuant to and on the terms described in the RCF, the Guarantee and the Intercreditor Agreement (as defined below), the RCF is guaranteed by (i) the Company’s indirect subsidiary, Kosmos Energy Ghana HC (“Kosmos Ghana”), and certain of the Company’s indirect subsidiaries which hold its interests in Kosmos Ghana (together, the “Ghana Obligors”), and (ii) certain of the Company’s other subsidiaries from time to time, subject in each case to certain conditions and exceptions. The guarantees given by the Ghana Obligors of the obligations under the RCF are subordinated to each such guarantor’s obligations to the lenders under the Company’s existing RBL (as defined below).

Security. The RCF is secured by a first priority charge over the Company’s direct subsidiary, Kosmos Energy Holdings.

Availability Period. The RCF provides for an availability period that expires on November 23, 2015.

Interest Rates and Fees. Borrowings under the RCF will bear interest at a rate equal to LIBOR plus 6.0% plus mandatory costs, if applicable. The Company is also required to pay a commitment fee in respect of unutilized commitments which is equal to 2.4% per annum. In addition, upon the signing of the RCF, the Company paid (in addition to customary fees to the lead arrangers and agents) a 3.0% arrangement fee on the principal amount of the RCF facility to the lenders providing the RCF, which included certain waiver fees paid to lenders under the Company’s existing RBL.

Voluntary Prepayment. The Company will be able to voluntarily prepay the principal of any advance, without penalty or premium, at any time in whole or in part, subject to certain breakage costs. The Company has the right to cancel all undrawn commitments under the RCF.

Mandatory Prepayment. The Company is required to repay certain amounts due under the RCF with certain sales of Ghana Obligors or assets owned by the Ghana Obligors.

Restrictive Covenants and Other Matters. The RCF requires the Company and its subsidiaries, on a consolidated basis, to maintain a net debt to EBITDAX ratio less than or equal to 3.5 to 1.0, and an EBITDAX to net interest expense ratio greater than or equal to 2.25 to 1.0, in each case as tested every six months or on a pro forma basis upon giving effect to certain specified transactions.

The RCF also contains customary restrictive covenants (in each case, subject to exclusions) that limit, among other things, the ability of the Company and certain of its subsidiaries to:

•                  create or permit to exist any liens,

•                  incur or guarantee additional indebtedness,

•                  amalgamate, consolidate, merge, demerge, reconstruct or wind-up,

•                  dispose of all or part of their assets,

•                  make certain distributions or payments,

•                  make certain acquisitions or investments, and

•                  amend or otherwise alter the terms of documents related to certain other indebtedness.

The RCF also contains other customary restrictive covenants and informational undertakings. The covenants are subject to various baskets, materiality thresholds and other conditions and exceptions.

The RCF also contains certain customary representations and warranties, affirmative covenants and events of default, including, among other things, payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of insolvency, judgment defaults, repudiation or rescission of certain documents supporting the RCF, and changes of control. If such an event of default occurs, the Facility Agent under the RCF is entitled to take various actions, including the acceleration of amounts due under the RCF and all other actions that a secured creditor is permitted to take following a default, subject in each case to the terms of the RCF, the Guarantee and the Intercreditor Agreement.

Amended and Restated Facility Agreement

On November 23, 2012, in connection with the entry into the RCF, the Company amended and restated the existing commercial debt facility (under which the Company’s indirect subsidiary, Kosmos Energy Finance International, is the Original Borrower) (the “RBL”) and the existing charge over the shares of the Company’s indirect subsidiary, Kosmos Energy Operating, by entering into a deed of amendment and restatement and a facility agreement, as amended and restated (together, the “Amendment and Restated Facility Agreement”), and certain ancillary documents thereto. The Amended and Restated Facility Agreement makes certain amendments to the terms of the existing RBL and the abovementioned charge, each subject to certain conditions and exceptions, including:

•                  the addition of certain financial covenants such that the Company and its subsidiaries, on a consolidated basis, are required to maintain a net debt to EBITDAX ratio less than or equal to 3.5 to 1.0, and an EBITDAX to net interest expense ratio greater than or equal to 2.25 to 1.0, in each case as tested every six months or on a pro forma basis upon giving effect to certain specified transactions;

•                  to allow proceeds from any project permitted to be funded by the RBL to be used, in accordance with certain payment priority provisions, to pay amounts of interest due under, and fees and expenses related to, the RCF and certain other debt that may be incurred by the Company;

•                  the cancellation of $500 million of unused commitments under the RBL and the right of the Company to increase the RBL commitments beyond $2.0 billion (ie. the cancellation of the uncommitted $1.0 billion accordion);

•                  to permit (i) subsidiaries of the Company (other than the Ghana Obligors) to incur certain indebtedness and guarantees, and grant certain liens over their assets, and (ii) the Ghana Obligors to guarantee the RCF and certain other debt that may be incurred by the Company on a subordinated basis, in each case to the extent permitted by the Amended and Restated Facility Agreement and the Intercreditor Agreement;

•                  the exclusion of certain of the Company’s subsidiaries doing business in Cameroon and Morocco from (i) the restrictions contained in the charge granted to the lenders under the RBL over the Company’s subsidiary, Kosmos Energy Operating, being the intermediate parent of such subsidiaries doing business in Cameroon and Morocco, and (ii) the receipt of funds from draws under the RBL; and

•                  to make certain other amendments to the terms of the RBL.

The Company expects to record a charge of approximately $5.3 million upon its entry into the Amended and Restated Facility Agreement relating to the cancellation of $500 million of unused commitments under the RBL. This charge will be reflected in the Company’s financial statements for the quarter ending December 31, 2012.

Intercreditor Agreement

On November 23, 2012, in connection with the entry into the RCF, the Guarantee and the Amended and Restated Facility Agreement, the Company and its subsidiary, Kosmos Energy Finance International, being the Original Borrower under the RBL, entered into an intercreditor agreement (the “Intercreditor Agreement”) with certain financial institutions listed therein, as agents for the lenders under the RCF and the RBL. The Intercreditor Agreement is governed by English law.

The Intercreditor Agreement provides for, among other things, the terms by which the obligations under, and guarantees granted in favor of the lenders of, the RCF and certain other debt that may be incurred by the Company will be subordinated in priority to the obligations under the RBL and guarantees granted in favor thereof. The Intercreditor Agreement also provides for certain limitations on enforcement actions that may be taken by the lenders under the RCF and certain other debt that may be incurred by the Company.

Item 2.03             Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure required by this item is included in Item 1.01 above and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:                  November 28, 2012

KOSMOS ENERGY LTD.

By:	/s/ W. Greg Dunlevy
W. Greg Dunlevy
Executive Vice President and Chief Financial Officer